EXHIBIT 99.1

TRUE RELIGION APPAREL INC.

For:	True Religion Apparel Inc. Contact: Investor Relations Bill Zima/James Palczynski (203) 682-8200

True Religion Apparel Inc. Charles Lesser, Chief Financial Officer (323) 266-3072
True Religion Apparel Inc. Names Daryl Rosenberg as Chief
Operating Officer
LOS ANGELES—June 5, 2006—True Religion Apparel, Inc. (Nasdaq: TRLG) today announced the appointment of Daryl Rosenberg as Chief Operating Officer of the Company, effective June 1, 2006. Mr. Rosenberg replaces Mark Saltzman and will oversee and be responsible for management of operations, production, customer service, warehouse distribution and facilities management for the company. He will also be charged with expanding the True Religion manufacturing base, both domestically and abroad. Mr. Rosenberg will report to Michael Buckley, the President of True Religion Apparel, Inc.
Mr. Rosenberg has extensive experience in the apparel industry and, in particular, in sportswear and denim manufacturing and distribution. From 1992 to 2005, Mr. Rosenberg was a Vice President involved in the production at l.e.i. (formerly R.S.V. Sport, Inc.), a division of Jones Apparel Group. l.e.i. is involved in the design, manufacturing and sales of sportswear and denim apparel to major department and specialty stores throughout the United States. While at l.e.i., Mr. Rosenberg managed the growth of the company moving the company from a regional wholesaler with less than $30 million in annual sales into a denim-based apparel powerhouse with sales in excess of $370 million. Additionally, during Mr. Rosenberg’s tenure at l.e.i. he oversaw the growth of production from 200,000 finished garments per month to over 3 million per month.
Jeffrey Lubell, Chairman and Chief Executive Officer of True Religion Apparel, Inc. commented, “The entire True Religion team is extremely excited to have Daryl join our company. We are looking forward to working with Daryl to continue to increase our production capacities to meet the ever-increasing demand for our products, to enhance our sourcing capabilities and to reduce product costs, thereby enhancing margins and increasing shareholder value. Daryl has achieved many great accomplishments in the denim market over the past decade and we are confident he will bring a valuable and insightful skill set to the True Religion Apparel, Inc. management team.”
Mark Saltzman will continue with True Religion Apparel, Inc. in a consulting role until September 30, 2006.

About True Religion Apparel Inc.
True Religion Apparel, Inc., through its wholly owned subsidiary Guru Denim, Inc. manufactures, markets, distributes and sells “True Religion Brand Jeans” in the United States, Canada, the United Kingdom, Europe, Mexico, the Middle East and Japan. True Religion Brand Jeans can be found in the United States at Barneys, Neiman Marcus, Nordstrom, Saks Fifth Avenue, Ron Herman, Henri Bendel, Bergdorf Goodman, Bloomingdales and more than 700 fashion boutique clothing stores throughout the United States and Canada. True Religion Brand Jeans can also be found at fine stores in Japan, such as Isetan and Barneys; in England, at Selfridges, Harrod’s and Harvey Nichols; in France, at L’Eclaireur, Bon Marche and Galleries Lafayette; in Italy, at Luisa Via Roma, Gio Morretti and Biffi.
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.